JCPenney News Release

CONTACT
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
Tim Lyons               Quinton Crenshaw          Eli Akresh             Bob Johnson
Public Relations        Public Relations          Investor Relations     Investor Relations
(972) 431-4834          (972) 431-5581            (972) 431-2207         (972) 431-2217
tmlyons@jcpenney.com    qcrensha@jcpenney.com     eakresh@jcpenney.com   rvjohnso@jcpenney.com
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                     JCPENNEY REPORTS THIRD QUARTER EARNINGS

          Department Stores and Catalog Operating Profit Increased 22%

                Catalog/Internet Performance Continues to Improve



     PLANO, TX, November 11, 2003 -- J. C. Penney Company, Inc. (NYSE: JCP) today reported third quarter income from continuing operations of $0.27 per share compared with $0.30 per share in last year's quarter. Earnings were in line with management's recent guidance.

     Allen Questrom, Chairman and Chief Executive Officer said, "Operating results for Department Stores and Catalog/Internet exceeded our expectations, reflecting better execution, continuing benefits from our centralized business model, and delivery of compelling value in all three channels; Department Stores, Catalog and Internet. Eckerd's results, however, were below expectations due to weak sales trends. As we have stated previously, the Company is in the process of evaluating strategic alternatives for Eckerd, and a decision is expected by the end of the year."

     Questrom added, "We anticipate favorable trends in the consumer environment during the holiday season, and as a result, we expect improving performance in Department Stores and Catalog/Internet compared with last year. At Eckerd, we anticipate continued weakness in both sales and operating profit trends. On a consolidated basis, we currently expect fourth quarter earnings to be in the area of $0.80 per share, and the full year to be about $1.25 per share."

Department Stores and Catalog
-----------------------------

     Third quarter LIFO operating profit increased 22 percent, or 90 basis points as a percent of sales, to $207 million compared with $170 million in last year's period. Comparable department store sales increased 1.7 percent. Sales were driven by strong trends in Home, Back-to-School apparel, Family Shoes and Fine Jewelry. Catalog/Internet sales increased 4.1 percent. Print media sales continue to strengthen, with good results from the Fall/Winter Big Book and a positive customer response to the Christmas catalog. In addition, Internet sales continued a strong growth trend, increasing by over 45 percent during the quarter and year-to-date.

     Department Stores and Catalog gross margin increased by 190 basis points as a percent of sales, and reflects better execution in a centralized environment. SG&A expenses increased as anticipated, with about half the increase attributable to non-cash pension expense. The remaining increase reflects the completion of the store distribution center network, partially offset by expense savings in store labor from centralized checkouts and the elimination of in-store receiving.

Eckerd Drugstores
-----------------

     LIFO operating profit was $34 million in this year's third quarter compared with $79 million last year. Operating profit margin decreased by 130 basis points as a percent of sales, principally as a result of weak sales. Total drugstore sales increased 2.2 percent, while comparable store sales decreased
1.0 percent during the quarter, with pharmacy sales increasing 1.4 percent and non-pharmacy, or front-end, sales decreasing 6.5 percent.

     Gross margin for the quarter decreased by 30 basis points as a percent of sales. Gross margin for the quarter includes a LIFO charge of $7 million compared with a charge of $9 million last year. SG&A expenses were not leveraged as a percent of sales.

Financial Condition
-------------------

     The Company's financial condition continues to be strong. As part of its longer-term strategy of maintaining a well-funded pension plan, the Company contributed $300 million, or $190 million after-tax, to the plan during the third quarter. At the end of the quarter, the Company's cash investments were consistent with its plan at $1.9 billion, reflecting normal holiday inventory build-up. Full year free cash flow is expected to be in line with previous guidance.

     Senior management will host a live conference call and real-time webcast on Tuesday, November 11, 2003, beginning at 9:30 a.m. EST. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-8514 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080 and entering the ID code 4279379. The live webcast may be accessed via JCPenney's Investor Relations website (at JCPenney.net), or on StreetEvents.com (for members) and FullDisclosure.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

     J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of the Company, is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 230,000 associates. As of October 25, 2003, it operated 1,038 JCPenney department stores throughout the United States, Puerto Rico, and Mexico, and 56 Renner department stores in Brazil. Eckerd Corporation operated 2,735 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J.
C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions.

                                      # # #

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                  (Amounts in millions except per share data)
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
                                                  13 weeks ended                              39 weeks ended
                                                  --------------                              --------------
                                                  Oct. 25,      Oct. 26,       Inc.            Oct. 25,    Oct. 26,        Inc.
                                                     2003          2002      (Dec.)               2003         2002      (Dec.)
                                                  -------       -------     -------            -------      -------     -------
Comparable store sales increase/(decrease)
        Department stores                            1.7%          3.9%                          -0.4%         3.0%
        Eckerd drugstores                           -1.0%          4.9%                          -0.9%         6.2%

Total retail sales
        Department stores and catalog             $ 4,343        $4,310        0.8%           $ 11,724      $11,939       -1.8%
        Eckerd drugstores                           3,642         3,562        2.2%             11,067       10,859        1.9%
                                                  -------       -------                        -------      -------
        Total                                       7,985         7,872        1.4%             22,791       22,798        0.0%

Margins and expenses
--------------------
Gross margin - LIFO
        Department stores and catalog               1,670         1,579        5.8%              4,444        4,400        1.0%
        Eckerd drugstores                             832           823        1.1%              2,531        2,490        1.6%
                                                  -------       -------                        -------      -------
        Total                                       2,502         2,402        4.2%              6,975        6,890        1.2%

Selling, general and
administrative (SG&A) expenses
        Department stores and catalog              (1,463)       (1,409)       3.8%             (4,103)      (4,051)       1.3%
        Eckerd drugstores                            (798)         (744)       7.3%             (2,325)      (2,238)       3.9%
                                                  -------       -------                        -------      -------
        Total                                      (2,261)       (2,153)       5.0%             (6,428)      (6,289)       2.2%

Segment operating profit - LIFO
        Department stores and catalog                 207           170       21.8%                341          349       -2.3%
        Eckerd drugstores                              34            79      -57.0%                206          252      -18.3%
                                                  -------       -------                        -------      -------
        Total                                         241           249       -3.2%                547          601       -9.0%

Other unallocated                                      (6)           (4)        N/A                 12          (19)        N/A
Net interest expense                                 (107)          (97)      10.3%               (319)        (291)       9.6%
Acquisition amortization                               (7)           (8)     -12.5%                (25)         (25)       0.0%
Income from continuing operations                 -------       -------                        -------      -------
        before income taxes                           121           140      -13.6%                215          266      -19.2%

Income taxes                                          (41)          (51)     -19.6%                (74)         (97)     -23.7%
                                                  -------       -------                        -------      -------
Income from continuing operations                      80            89      -10.1%                141          169      -16.6%
                                                  -------       -------                        -------      -------
Gain on sale of discontinued
        operations, net of tax                          -            34         N/A                  -           34         N/A
                                                  -------       -------                        -------      -------

Net income                                           $ 80         $ 123      -35.0%              $ 141        $ 203      -30.5%
                                                  =======       =======                        =======      =======
Earnings per share from continuing
        operations - diluted                       $ 0.27        $ 0.30      -10.0%             $ 0.45       $ 0.55      -18.2%

Earnings per share - diluted                       $ 0.27        $ 0.42      -35.7%             $ 0.45       $ 0.68      -33.8%

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

                                                         13 weeks ended                              39 weeks ended
                                                         --------------                              --------------
                                                  Oct. 25,      Oct. 26,                      Oct. 25,      Oct. 26,
                                                     2003          2002                           2003         2002
                                                  -------       -------                        -------      -------

SEGMENT FINANCIAL DATA:
-----------------------
Department stores and catalog
Ratios as a % of sales:
        FIFO/LIFO gross margin                      38.5%         36.6%                          37.9%        36.8%
        SG&A expenses                               33.7%         32.7%                          35.0%        33.9%
        Segment operating profit                     4.8%          3.9%                           2.9%         2.9%
Depreciation and  amortization  (1)                  $ 92          $ 90                          $ 269        $ 276

Eckerd drugstores
Ratios as a % of sales:
        FIFO gross margin                           23.0%         23.3%                          23.1%        23.2%
        LIFO gross margin                           22.8%         23.1%                          22.9%        22.9%
        SG&A expenses                               21.9%         20.9%                          21.0%        20.6%
        Segment operating profit                     0.9%          2.2%                           1.9%         2.3%
LIFO charge                                           $ 7           $ 9                           $ 25         $ 33
Depreciation and amortization                        $ 77          $ 64                          $ 215        $ 185


SUPPLEMENTAL DATA:
------------------
Average shares outstanding (basic shares)           272.0         268.0                          271.3        267.2

Average shares used for diluted EPS                 298.0         292.2                          273.8        269.7

Effective income tax rate for
        continuting operations                      33.7%         36.3%                          34.5%        36.4%


BALANCE SHEET HIGHLIGHTS:
------------------------
Cash and short-term investments                                                                $ 1,939      $ 1,748

FIFO inventory:
        Department stores and catalog                                                            3,993        3,887
        Eckerd drugstores                                                                        2,495        2,466

Long-term debt, including current maturities (2)                                                 5,640        5,197


(1)  Excludes $22 million of accelerated depreciation for catalog facilities for
     the  39  weeks  ended  October  25,  2003,   which  is  included  in  Other
     Unallocated.

(2)  Excludes present value of operating leases and Eckerd's securitized receivables

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